Second Amendment

to

Mutual Fund Services Agreement

For

Schwartz Investment Trust

This Second Amendment revises the Mutual Fund Services Agreement dated August 21st, 2000, as amended June 28, 2018, (the “Agreement”), between Schwartz Investment Trust (the “Trust”), an Ohio business Trust, and Ultimus Fund Solutions, LLC (“Ultimus”), an Ohio limited liability company (collectively the “Parties”).

The Parties agree to amend the Agreement to revise the services provided by Ultimus as described below:

1.	A new Section 2(t) is added:

2(t) provide assistance in the maintenance of a Liquidity Risk Management Program (“LRMP”) which meets the requirements of Rule 22e-4 under the 1940 Act. The LRMP shall include the following services:

•	Provide data from each Fund’s books and records
•	Assist in monitoring of each Fund’s highly liquid investment minimum, if applicable, and the level of illiquid investments.
•	Assist with arranging Board notifications.
•	Assist in the preparation of Form N-LIQUID.
•	Add Adviser’s liquidity risk discussion to shareholder reports.

2.       The following is added to Schedule B:

LIQUIDITY RISK MANAGEMENT PROGRAM

The Trust or Fund agrees to pay Ultimus the fees below.

Form N-LIQUID preparation and related Board Notification	$____ per event
Optional ICE Vantage Liquidity Indicator Module	Out of Pocket Charges

Except as set forth in this Second Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Second Amendment and the Agreement, the terms of the Second Amendment will prevail.

The parties duly executed this Second Amendment as of December 1, 2018.

Schwartz Investment Trust		Ultimus Fund Solutions, LLC

By:	/s/ George P. Schwartz	By:	/s/ Gary R. Tenkman
Name:	George P. Schwartz	Name:	Gary R. Tenkman
Title:	President	Title:	President